Exhibit 23(d)

425 Park Avenue New York, New York 10022-3598
212 836-8000
Fax 212 836-8689
www.kayescholer.com

RE:	Registration Statement of Potash Corporation of Saskatchewan Inc. on Form S-3 (No. 333-148023 )
We hereby consent to the use of our name under the captions “United States Federal Income Tax Considerations” and “Legal Matters” in the prospectus supplement dated April 28, 2009 relating to the Registrant’s Registration Statement on Form S-3 (No. 333-148023).
In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.
KAYE SCHOLER LLP

/s/ Willys H. Schneider
Willys H. Schneider, a Partner
New York, NY
April 28, 2009
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